Exhibit 1.13
DUPLICATE
Number: BC0827292
CERTIFICATE
OF
AMALGAMATION
BUSINESS CORPORATIONS ACT
I Hereby Certify that AURORA PLATINUM EXPLORATION INC., incorporation number C0824232, and NEVORO PLATINUM INC., incorporation number BC0820832 were amalgamated as one company under the name AURORA PLATINUM EXPLORATION INC. on June 10, 2008 at 12:01 AM Pacific Time.

Issued under my hand at Victoria, British Columbia On June 10, 2008

RON TOWNSHEND
Registrar of Companies
Province of British Columbia Canada